CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated July 9, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-14295 and 811-5161) of Dreyfus New York Tax Exempt Intermediate Bond Fund.

/s/ Ernst & Young LLP ERNST & YOUNG LLP
New York, New York September 24, 2004